EXHIBIT 10.9

March 18, 2004

Mr. Simon Bax

454 17th Street

Santa Monica, CA 90402

Dear Simon,

It is with great pleasure that Pixar offers you the position of Executive Vice President and Chief Financial Officer. It is expected that your start date will be on or before May 1, 2004.

Your annual salary will be $475,000 paid on a weekly basis. Pixar will grant you a Non-statutory Stock Option to purchase 400,000 shares of Pixar Common Stock, subject to approval by Pixar’s Board of Directors and to the terms of Pixar’s Stock Plan and Option Agreement. The option price will be Pixar’s closing stock price as quoted in The Wall Street Journal on the date of grant. Your stock options will vest annually during your employment as follows: 25% on your first year anniversary and 25% every anniversary until fully vested.

In addition, you will receive a one-time sign-on bonus of $200,000 to be used toward covering your family’s relocation expenses, payable as follows: $50,000 within 30 days of your full-time start date and $150,000 upon completion of relocating your family’s primary residence to the San Francisco Bay area.

You will be entitled to participate in Pixar’s Employee Benefit Program, which includes health and life insurance, long term disability insurance and a 401(k) Retirement Plan. Your health benefits will begin on your first day of employment.

While we hope our relationship may be long and mutually beneficial, please be aware that the duration of your employment will be for an unspecified term and can be terminated at the will of either party on notice to the other. In addition, this offer is contingent upon your ability to show proof of your legal right to work in the United States as required by the Immigration and Naturalization Service.

I very much look forward to having you join Pixar. Please don’t hesitate to contact me to discuss any aspect of this letter.

I have enclosed two original copies of your offer letter along with our confidentiality agreement. Please confirm your acceptance to the terms of our letter on or before March 26, 2004 by signing and returning one copy of the offer letter and both copies of the confidentiality agreement in the envelope provided. Please keep the second copy of the offer letter, and we will return one fully signed copy of the confidentiality agreement for your files.

Sincerely,

/s/ STEVE JOBS Steve Jobs	Accepted	/s/ SIMON BAX

Chairman and CEO
Date: 3/22/04